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                                                                      Exhibit 5

              [Letterhead of Arent Fox Kintner Plotkin & Kahn, PLLC]


                                March 19, 1998



Washington Real Estate Investment Trust
10400 Connecticut Avenue, N.W.
Concourse Level
Kensington, MD  20895

Gentlemen:

         We have acted as counsel to Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of Maryland (the "Trust"), in connection with the Form S-4 registration statement (the "Registration Statement") being filed by the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offering from time to time, as set forth in the prospectus contained in such Registration Statement (the "Prospectus") of up to 4,500,000 shares of the Trust's common shares of beneficial interest
("Common Shares").

         We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Trust as we have deemed relevant and necessary as the basis for the opinions set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

         Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

         1. The Common Shares to be sold by the Trust, when issued and delivered on behalf of the Trust against payment therefor as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, will be validly issued, fully paid and nonassessable.

         2. Based upon our review of the Declaration of Trust, the actual operations of the Trust to date and the proposed continuing method of operation of the Trust, as set forth, or incorporated by reference, in the Prospectus and assuming that the Trust will continue to operate in the manner in which it has to date, according to the policies and in the manner stated in the Declaration of Trust and as set forth, or incorporated by reference, in the Prospectus, the Trust will continue to qualify as a Real Estate Investment Trust pursuant to the Internal Revenue Code of 1986, and under present law the federal income tax treatment of the Trust will be as set forth in the Prospectus under the heading "Description of Shares -- Taxation."

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Description of Shares -- Taxation" and "Legal Opinions" in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.

                                 Very truly yours,

                                 ARENT FOX KINTNER PLOTKIN & KAHN, PLLC